THORNBURG INVESTMENT MANAGEMENT
                       CODE OF BUSINESS CONDUCT AND ETHICS


POLICY OBJECTIVES

Honesty and integrity are hallmarks of Thornburg Investment Management, Inc. (the "Firm"). The Firm has a fiduciary obligation to its Investment Clients, and the Firm seeks the highest standards of ethics and conduct in all of its business relationships.

 This Code has been adopted by the Firm pursuant to paragraphs (a)(1), (2), (4) and (5) of Rule 204A-1 under the Investment Advisers Act of 1940 with the objectives of deterring wrongdoing and (1) providing standards of honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (2) promoting full, fair, accurate, timely and understandable disclosure in reports and documents which the Firm files with the Securities and Exchange Commission and in other public communications made by the Firm, (3) promoting compliance with applicable governmental laws, rules and regulations, (4) facilitating prompt internal reporting of violations of this Code, and (5) providing accountability for adherence to this Code.

This code and the separately adopted Policy on Personal Securities Transactions in accordance with paragraphs (a)(3) and (b) of Rule 204A-1 under the Investment Advisers Act of 1940 and Rule 17j-1 under the Investment Company Act of 1940 is intended to be the Investment Adviser's code of ethics described in paragraph
(a)(1), (2), (4) and (5) of Rule 204A-1 under the Investment Advisers Act of
1940.

         All records and reports created or maintained pursuant to this Code are intended solely for the internal use of the Firm, are confidential, and in no event constitute an admission by any person as to any fact, circumstance or legal conclusion.

         This Code is intended to coordinate with the Thornburg Investment Trust Code of Business Conduct and Ethics (September 10, 2003). Where appropriate or necessary, specific sections of this Code include a coordinating provision referencing the appropriate section of the Thornburg Investment Trust Code of Business Conduct and Ethics.

Please see the Glossary of Terms for definitions of terms used in this Code.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

The Firm expects its Supervised Persons to comply with all laws, rules and regulations applicable to its operation and business. Supervised Persons should seek guidance whenever they are in doubt as to the applicability of any law, rule or regulation regarding any contemplated course of action. The Firm holds information and training sessions to promote compliance with laws, rules and regulations, including insider trading laws. Please consult the various guidelines and policies which the Firm has prepared in accordance with specific laws and regulations. A GOOD GUIDELINE, IF IN DOUBT ON A COURSE OF ACTION, IS "ALWAYS ASK FIRST, ACT LATER - IF YOU ARE UNSURE OF WHAT TO DO IN ANY SITUATION, SEEK GUIDANCE BEFORE YOU ACT."

As a registered investment adviser, the Firm is subject to regulation by the Securities and Exchange Commission, and compliance with federal, state and local laws. The Firm insists on strict compliance with the spirit and the letter of these laws and regulations.

CONFLICTS OF INTEREST

Each Supervised Person should be scrupulous in avoiding any conflict of interest with regard to the Firm's interest. A "conflict of interest" occurs when an individual's private interest interferes with the interests of the Firm or its Investment Clients. A conflict situation can arise when a Supervised Person pursues interests that prevent the individual from performing his duties for the Firm or an Investment Client objectively and effectively. Conflicts of interest also arise when a Supervised Person or member of the individual's family receives undisclosed, improper benefits as a result of the individual's positions with the Firm. ANY CONFLICT OF INTEREST THAT ARISES IN A SPECIFIC SITUATION OR TRANSACTION MUST BE DISCLOSED BY THE INDIVIDUAL AND RESOLVED BEFORE TAKING ANY ACTION.

Matters involving a conflict of interest are prohibited as a matter of policy, except when approved by the Firm's president or Chief Compliance Officer. Conflicts of interest may not always be evident, and individuals should consult with higher levels of management or legal counsel if they are uncertain about any situation. In no event, however, shall investment in any security made in accordance with the Firm's Policy on Personal Securities Transactions (or comparable policy or code then in effect) be considered a conflict of interest with the Firm.

COMMENT: THIS SECTION RELATING TO CONFLICTS OF INTEREST IS SUBSTANTIALLY SIMILAR TO THE COMPARABLE SECTION IN THE THORNBURG INVESTMENT TRUST CODE OF BUSINESS CONDUCT AND ETHICS, BUT SUPERVISED PERSONS SHOULD RECOGNIZE THAT (I) THE TRUST'S CODE OF BUSINESS CONDUCT AND ETHICS GOVERNS CONFLICTS WITH INTEREST OF THE TRUST, RATHER THAN THE FIRM AND ITS CLIENTS, AND (II) THE PROCEDURES FOR REPORTING AND RESOLVING CONFLICT UNDER THE TRUST'S CODE OF BUSINESS CONDUCT AND ETHICS IS DIFFERENT FROM THE PROCEDURE UNDER THIS CODE. IF AN INTEREST OF THE SUPERVISED PERSON APPEARS TO CONFLICT WITH AN INTEREST OF THE TRUST AND THE
FIRM), THE SUPERVISED PERSON SHOULD MAKE A DISCLOSURE AND SEEK ANY APPROVAL UNDER THE TRUST'S CODE OF BUSINESS CONDUCT AND ETHICS.

CORPORATE OPPORTUNITIES

Supervised Persons shall not take for themselves personally opportunities that are discovered through the use of their position with the Firm, except with the approval of the Firm's President or Chief Compliance Officer. Supervised Persons of the Firm owe a duty to the Firm to advance its legitimate interests when the opportunity to do so arises. In no event, however, shall investment in any security made in accordance with the Firm's Policy on Personal Securities Transactions (or comparable policy or code then in effect) be considered a business opportunity of the Firm.

COMMENT: THIS SECTION RELATING TO CORPORATE OPPORTUNITIES IS SUBSTANTIALLY THE SAME AS THE COMPARABLE SECTION ON THE THORNBURG INVESTMENT TRUST CODE OF BUSINESS CONDUCT AND ETHICS, BUT SUPERVISED PERSONS SHOULD RECOGNIZE THAT (I) THE TRUST'S CODE OF BUSINESS CONDUCT AND ETHICS GOVERNS OPPORTUNITIES OF THE TRUST, RATHER THAN THE FIRM, AND (II) THE PROCEDURES FOR REPORTING AND OBTAINING AN APPROVAL UNDER THE TRUST'S CODE OF BUSINESS CONDUCT AND ETHICS IS DIFFERENT FROM THE PROCEDURE UNDER THIS CODE. IF AN OPPORTUNITY APPEARS TO RELATE BOTH TO THE BUSINESS OF THE TRUST AND THE FIRM, THE SUPERVISED PERSON SHOULD MAKE DISCLOSURE AND SEEK ANY APPROVAL UNDER THE TRUST'S CODE OF BUSINESS CONDUCT AND ETHICS.

CONFIDENTIALITY

Supervised Persons shall exercise care in maintaining the confidentiality of any confidential information respecting the Firm or its Investment Clients, except when disclosure is authorized or legally mandated. Supervised Persons should consult with the Firm's Chief Compliance Officer or legal counsel if they believe that have a legal obligation to disclose confidential information. Confidential information includes nonpublic information of the Firm that may be helpful to competitors, or otherwise harmful to the Firm, or its Investment Clients. Confidential information also includes information respecting the portfolio holdings of Investment Clients (including particularly Investment Company Clients). The obligation to preserve confidentiality of this information continues after association with the Firm ends.

COMMENT: ATTENTION IS DIRECTED TO THE INTERNAL CONFIDENTIALITY AND PRIVACY PROTECTIONS POLICY, WHICH APPEARS IN THE FIRM'S MANUAL OF POLICIES AND PROCEDURES, AND WHICH WAS ADOPTED BY THE FIRM TO PROTECT THE NONPUBLIC PERSONAL INFORMATION OF THE INVESTMENT CLIENTS OF THE FIRM AND THE SHAREHOLDERS OF THORNBURG INVESTMENT TRUST. THIS SECTION RESPECTING CONFIDENTIALITY IS SUBSTANTIALLY THE SAME AS THE COMPARABLE SECTION IN THE THORNBURG INVESTMENT TRUST CODE OF BUSINESS CONDUCT AND ETHICS, EXCEPT THAT A SPECIFIC REFERENCE IS MADE TO INFORMATION RESPECTING PORTFOLIO HOLDINGS OF INVESTMENT CLIENTS.

FAIR DEALING

Supervised Persons should endeavor to deal fairly with Investment Clients, service providers and competitors, and shall not seek unfair advantage through improper concealment, abuse of improperly acquired confidential information, misrepresentation of material facts when the other party is known by the Supervised Persons to rely justifiably on the individual to disclose those facts truthfully, or improper and unfair dealing.

BUSINESS GIFTS AND ENTERTAINMENT

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage. No gift or entertainment should ever be offered, given, provided or accepted by any Supervised Person in connection with the Firm's business unless it (1) is consistent with customary business practices, (2) is not excessive in value, (3) cannot be construed as a bribe, payoff or kickback and (4) does not violate any laws or regulations.

No Supervised Person shall provide to or accept from any client or prospective client, or person or entity that does or seeks to do business with or on behalf of the Firm, more than $100.00 worth of gifts per year. (this limit does not include nominal logo/promotional items). No Supervised Person may give or accept cash or cash equivalent gifts. Supervised Persons may provide to or accept from any client or prospective client, or person or entity that does or seeks to do business with or on behalf of the Firm a business entertainment event such as a dinner, golf outing, theater or sporting event if the person or entity providing the entertainment is present and as long as the event is not extravagant or excessive so as to give the appearance of impropriety.

On a quarterly basis, within 30 days of quarter end, all Supervised Persons who are designated as Access Persons will be required to report all entertainment and gifts that were given and received within the previous quarter.

PROTECTION AND PROPER USE OF FIRM ASSETS

All Supervised Persons should endeavor to protect the assets of the Firm and its Investment Clients, and pursue their efficient investment in accordance with the Firm's business purposes. Any suspected incident of fraud or theft should be immediately reported for investigation as hereinafter described under the caption "Administration and Enforcement of the Code."

The obligation of Supervised Persons to protect the assets of the Firm includes its proprietary information. Proprietary information includes intellectual property such as trademarks and copyrights, as well as business, marketing and service plans, databases, records, salary information, unpublished financial data and reports. Unauthorized use or distribution of this information violates this Code.

INSIDER TRADING

All Supervised Persons should pay particular attention to potential violations of insider trading laws. Insider trading in both unethical and illegal and will be dealt with decisively if it occurs. ASSOCIATED PERSONS ARE EXPECTED TO FAMILIARIZE THEMSELVES WITH THE POLICY STATEMENT ON INSIDER TRADING, ADOPTED BY THE FIRM. If they have questions about these guidelines, they should consult with the Firm's president, the Chief Compliance Officer, or the Firm's legal counsel.

COMMENT: ATTENTION IS DIRECTED TO THE FIRM'S POLICY STATEMENT ON INSIDER TRADING, WHICH APPEARS IN THE FIRM'S MANUAL OF POLICIES AND PROCEDURES.

ADMINISTRATION AND ENFORCEMENT OF THE CODE

CERTIFICATION

Each newly hired Supervised Person of the Firm will be provided a copy of the Code. Each such individual must certify in writing within 30 days that they have received a copy of the Code, read and understand all provisions of the Code, and agree to comply with the applicable terms of the Code. The Firm will provide its Supervised Persons with any amendments to the Code and will require all such individuals to certify in writing that they have received, read and understand the amendments. Each year the Chief Compliance Officer will conduct an annual meeting with Supervised Persons to review the Code. Supervised Persons will annually certify that they have read, understood and complied with the Code, that they have made all of the reports required by the Code and have not engaged in any prohibited conduct.

REPORTING VIOLATIONS

All Supervised Persons are required to promptly report any actual, apparent or suspected violations of the Code to the Chief Compliance Officer. If the Chief Compliance Officer or another compliance officer is not available the individual should report the violation to their immediate supervisor who is then responsible for reporting it to the Chief Compliance Officer. All reports will be treated confidentially to the extent permitted by law and investigated promptly.

GLOSSARY

"ACCESS PERSON" means:

         i. Any Trustee, director, officer or partner of any of the Companies.

         ii. Any Supervised Person:

                  A. Who has access to nonpublic information regarding any Investment Client's purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Investment Company Client, or

                  B. Who makes, participates in or is involved in (or whose functions relate) to the making securities recommendations with respect to any Investment Client's purchase or sale of Securities, or who has access to such recommendations that are nonpublic.

         iii. Individuals who are registered with the NASD as an associated person of Thornburg Securities Corporation.

         iv. Any director, officer, general partner or employee of any company in a Control relationship with any of the Companies who, in connection with their regular functions or duties, make, participate in, or obtain information regarding the purchase or sale of Securities by any Investment Client, or whose functions relate to the making of any recommendations with respect to those purchases or sales.

         v. Any natural person who is in a Control relationship with any of the Companies and who obtains information concerning recommendations made to any Investment Client with regard to the purchase or sale of Securities by the Investment Client.


"CHIEF COMPLIANCE OFFICER" means, for purposes of this Code, the Firm's chief compliance officer.

"FUND" means any series of Thornburg Investment Trust or any other Investment Company as to which the Firm is an investment adviser or sub-adviser.

"INVESTMENT CLIENT" means any person with whom the Firm has a contract to perform discretionary investment management services, including any series of an Investment Company. "INVESTMENT COMPANY" means a company registered as such under the Investment Company Act of 1940.

"INVESTMENT COMPANY CLIENT" means any Investment Company (or series thereof ) as to which the Firm is an investment adviser or investment sub-adviser.

"POLICY ON PERSONAL SECURITIES TRANSACTIONS" means the Firm's written policy of that name, as revised from time to time. This Policy can be found in the Firm's Manual of Policies and Procedures.

"SUPERVISED PERSON" means any director, managing director, officer (or other person occupying a similar status or performing functions similar to any of those persons) and employees, and any other persons who provide advice on behalf of the Firm and who are subject to the Firm's supervision and control.

"TRUST" means Thornburg Investment Trust.

"TSC" means Thornburg Securities Corporation.



HISTORY: PROVISIONS PREVIOUSLY APPEARED IN FIRM'S "CODE OF BUSINESS CONDUCT AND ETHICS AND POLICY ON PERSONAL SECURITIES TRANSACTIONS," FEBRUARY 1, 2005; PROVISIONS WERE INCORPORATED INTO THIS CODE OF BUSINESS CONDUCT AND ETHICS ON MARCH 21, 2005; REVISED AUGUST 1, 2006.

                         THORNBURG INVESTMENT MANAGEMENT
                           THORNBURG INVESTMENT TRUST
                        THORNBURG SECURITIES CORPORATION


                   POLICY ON PERSONAL SECURITIES TRANSACTIONS

APRIL 2008

POLICY OBJECTIVES

Honesty and integrity are hallmarks of Thornburg Investment Management, Inc. ("TIM"), Thornburg Investment Trust (the "Trust") and Thornburg Securities Corporation ("TSC"), (singularly a "Company" or together the "Companies"). Each of the Companies seek the highest standards of ethics and conduct from its employees in all of their business relationships, and TIM hereby acknowledges its fiduciary obligations to its Investment Clients.

This Policy has been adopted by each of the Companies with the objectives of promoting honesty and integrity, preventing wrongdoing, and preventing persons identified in this Policy, in connection with the direct or indirect purchase or sale by the person of Securities held or proposed to be purchased or sold by any Investment Client from: (1) employing any device, scheme or artifice to defraud any Investment Client; (2) making any untrue statement of material fact to any Investment Client or omitting to state a material fact necessary in order to make the statements made to any Investment Client, in light of the circumstances under which they are made, not misleading; (3) engaging in any act, practice or course of business that operated or would act as a fraud or deceit on any Investment Client; or (4) engaging in any manipulative practice with respect to any Investment Client.

This Policy is intended to constitute the Companies' written code of ethics as required by Rule 17j-1 under the Investment Company Act of 1940. In addition, this policy together with a separately adopted Investment Adviser Code of Business Conduct and Ethics, is intended to comprise the Investment Adviser's code of ethics described in Rule 204A-1 under the Investment Advisers Act of 1940. Any report filed under this policy will be deemed to satisfy both Rule 17j-1 and Rule 204A-1.

Please see the Glossary of Terms for definitions of terms used in this Policy.

PRIOR AUTHORIZATION FOR SECURITIES TRANSACTIONS

Except for those transactions listed below, Access Persons must obtain prior authorization for all Securities transactions, including the sale or exchange of Investment Company shares, from the Chief Compliance Officer or other compliance officer designated by the Chief Compliance Officer. If the Chief Compliance Officer is seeking prior authorization for a trade it must be obtained from the President of TIM. Access Persons should request authorization by submitting a REQUEST FOR PRIOR CLEARANCE OF SECURITY TRANSACTIONS form.

If the transaction involves the sale or exchange of Investment Company shares, documentation proving that the shares have been held for more than 30 days must be attached to the REQUEST FOR PRIOR CLEARANCE OF SECURITY TRANSACTIONS form. The foregoing prior authorization requirements do not apply to transactions by an Independent Trustee unless the Security involved in any such transaction is subject to a reporting obligation by the Trustee as described below under the caption "Reporting Requirements of Access Persons."

PRIOR AUTHORIZATION EXEMPTIONS

The following transactions are exempt from prior authorization requirements:

     o Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

     o Purchases or sales of Securities for which the Access Person does not directly or indirectly have Beneficial Ownership.

     o Purchases or sales which are non-volitional on the part of the Access Person.

     o    Purchases or sales through an Automatic Investment Plan.

     o Purchases effected upon the exercise of rights issued by an issuer PRO RATA to all holders of a class of its Securities, to the extent such rights were acquired from such issuers, and sales of such rights so acquired.

     o    Purchase of shares issued by an Investment Company.

     o    Purchases or sales of a money market mutual fund.

     o    Purchases or sales of shares issued by unit investment trust.

     o Purchases or sales of shares issued by exchange traded funds that are based on any broad-based securities index.

     o Purchases or sales (other than Initial Public Offerings and Limited Offerings) of securities for any Private Fund managed by TIM, for which the Access Person is deemed to have investment control.

LIMITATIONS ON CERTAIN TRANSACTIONS

The Companies limit the following transactions for Access Persons:

     o The purchase or sale of any Securities, including specifically (but not limited to) Securities distributed in an Initial Public Offering
          (IPO) or in a Limited Offering, unless prior authorization has been granted by the Chief Compliance Officer or other compliance officer designated by the Chief Compliance Officer.

     o The purchase or sale of Securities on the Restricted List, unless prior authorization has been granted under either the Blue Chip Exemption or Blackout Exemption; or unless prior authorization is granted because the transaction would be very unlikely to affect a highly institutional market or because it is clearly not related economically to Securities purchased, sold or held by Investment Clients.

     o The sale, redemption or exchange of any Investment Company shares within 30 days of purchase unless prior authorization has been granted by the Chief Compliance Officer or other compliance officer designated by the Chief Compliance Officer. This prior authorization will be granted only in exceptional circumstances.

The foregoing prohibitions do not apply to an Independent Trustee unless the Trustee becomes the subject to the reporting requirements of this Policy as described below under the caption "Reporting Requirements of Access Persons".

RESTRICTED LIST

The separate account associate, designated by the Director of Operations, will maintain a Restricted List of Securities. The list is available on TIM's intranet site: WWW.GOTHORNBURG.COM. A Security will be placed on this list when:

     1. Any of the Companies are known by the Compliance Department to possess material nonpublic information about or affecting the Security or its issuer.

     2. The Security is currently held or is to be acquired by an Investment Client, is being considered for purchase or sale by an Investment Client, or is being purchased or sold by an Investment Client. A Security "held" or "to be acquired" means any Security which, within the most recent 15 days, (1) is or has been held by an Investment Client, or (2) is being or has been considered for purchase or sale by an Investment Client. A Security is "being considered for purchase or sale" when a recommendation to purchase or sell the security has been communicated by TIM to the Investment Client or when an Access Person of TIM seriously considers making the recommendation to the Client or a purchase or sale on the Client's behalf.

REPORTING REQUIREMENTS FOR ACCESS PERSONS

ACCESS PERSONS

Except as provided below for Independent Trustees, the Companies require all Access Persons to:

     o file a STATEMENT OF OUTSIDE BROKERAGE ACTIVITY with the filing and review officer no later than 10 days after being hired or designated as an Access Person.

     o file an INITIAL HOLDINGS REPORT with the filing and review officer no later than 10 days after being hired or designated as an Access Person.

     o file an ANNUAL HOLDINGS REPORT with the filing and review officer by January 30th each year for the previous twelve months beginning January 1st and ending December 31st.

     o file a QUARTERLY TRANSACTIONS REPORT with the filing and review officer no later than 30 days after the end of each calendar quarter.

     o obtain prior authorization for all personal Securities transactions, utilizing the REQUEST FOR PRIOR CLEARANCE OF SECURITY TRANSACTIONS form.

     o notify each firm that maintains an outside brokerage account for them, or a Family Member, of their association with the Companies and the Companies' requirement to receive duplicate copies of confirmations and periodic statements.

The specific reports are described in detail below under the caption "Reporting of Personal Securities Ownership".

TRUSTEES OF THE TRUST

An Independent Trustee (who would be required to make a report solely by reason of being a trustee of the Trust) need not make: (i) an initial holdings report;
(ii) an annual holdings report; or (iii) a quarterly transaction report, unless the Trustee knew or in the ordinary course of his duties as a trustee should have known that during the 15-day period immediately before or after the Trustee's transaction in a Security the Trust purchased or sold the Security, or the Trust, or TIM considered purchasing or selling the Security.

If the Trustee's transaction does not meet this reporting exemption the Trustee will follow the same procedures set forth for Access Persons.

REPORTING OF PERSONAL SECURITIES OWNERSHIP

STATEMENT OF OUTSIDE BROKERAGE ACTIVITY

This statement must be filed with the filing and review officer no later than 10 days after being hired or designated as an Access Person. On this statement such individuals must disclose each brokerage account in which they have any Beneficial Ownership. The statement also must include the brokerage account(s) for any Family Member. It is the responsibility of each such individual to notify each firm through which they or a Family Member maintains an account of their affiliation with the Companies. The Compliance Department must be notified in writing if new outside brokerage accounts are opened at any time after the filing of the STATEMENT OF OUTSIDE BROKERAGE ACTIVITY.

Upon submission of this statement the Compliance Department will send a request to receive duplicate confirmation and periodic statements. It is the Access Person's responsibility to ensure that the Compliance Department's request is honored.

The statement must include the following information:

     o    The firms where accounts are housed and the account number.

INITIAL AND ANNUAL HOLDINGS REPORTS

The INITIAL HOLDINGS REPORT must be filed by each Access Person with the filing and review officer no later 10 days after the individual is hired or designated as an Access Person. Information contained in the report must be current as of a date not more than 45 days prior to the date the individual becomes an Access Person.

The ANNUAL HOLDINGS REPORT must be filed by each Access Person with the filing and review officer by January 30th each year. The information contained in the report must be from January 1st through December 31st of the previous year.

The INITIAL HOLDINGS REPORT and ANNUAL HOLDINGS REPORT must include the following information for each Security in which the Access Person or Family Member has any direct or indirect Beneficial Ownership, including all shares of Investment Companies held by the Access Person including but not limited to investments in the Thornburg Funds and self directed investments through the TIM 401K Plan :

     o The title and type of each Security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount.

     o The name of each broker, dealer, bank, or other financial institution maintaining a brokerage or other account for the Access Person or Family Member and the account number assigned to it.

     o    The date the report is filed.

In lieu of writing the above information on the report, the Access Person may submit copies of brokerage account statements if they contain the necessary information. If the Compliance Department already receives duplicate confirmations and statements there is no need to attach them to the report, however, you must ensure that all transactions placed within the designated period appear on those duplicate confirmations and statements.

QUARTERLY TRANSACTIONS REPORTS

     o A QUARTERLY TRANSACTION REPORT must be filed with the filing and review officer no later than 30 days after the end of each calendar quarter.

The QUARTERLY TRANSACTION REPORT must include the following information for each Security in which the Access Person or Family Member has any direct or indirect Beneficial Ownership, including but not limited to investments in the Thornburg Funds and self directed investments through the TIM 401K Plan :

     o The date of each transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares, and the principal amount.

     o The nature of the transaction that is, a purchase, sale or other type of acquisition or disposition of the Security.

     o    The price at which the transaction was effected.

     o The name of each broker, dealer, bank, or other financial institution maintaining a brokerage or other account for the Access Person or Family Member and the account number assigned to it.

     o    The date the report is filed.

In lieu of writing the above information on the report, the Access Person may submit copies of brokerage account statements if they contain the necessary information. If the Compliance Department already receives duplicate confirmations and statements there is no need to attach them to the report, however, you must ensure that all transactions placed within the designated period appear on those duplicate confirmations and statements.

REPORTING EXEMPTIONS

EXEMPTED TRANSACTIONS
The Companies exempt the following transactions from the reporting requirements:

     o Purchases or sales effected in any account over which there is no direct or indirect influence or control.

     o    Purchases or sales effected pursuant to an Automatic Investment Plan.

ADMINISTRATION AND ENFORCEMENT OF THE POLICY

The Chief Compliance Officer will designate a compliance officer to serve as the filing and review officer. The officer will be responsible for:

     o    Maintaining current and previous lists of all Access Persons.

     o Maintaining a record of the filing and review officers in such a manner that the individuals serving in that capacity can be identified for any period of time.

     o    Providing the forms necessary for filing required reports.

     o Maintaining the Initial Holdings Reports, Annual Holdings Reports, Quarterly Transactions Reports and Statements of Outside Brokerage Activity that are filed, including all backup documentation.

     o Maintaining a schedule of report filing dates. This schedule will reflect any case in which a report was filed late, the date any reminders were sent out and any sanctions imposed. If a report is not filed within the required time the Filing and Review Officer will advise the Chief Compliance Officer.

     o    Maintaining copies of the current and previous Restricted Lists.

     o Maintaining Request for Prior Clearance for Securities Transactions forms.

     o Maintaining records of waivers, including backup documentation of any waivers issued.

     o Monitoring personal Securities transactions and trading patterns through the review of reports filed and review of the duplicate confirmations and periodic account statements received. The Chief Compliance Officer will review the personal Securities transactions of the filing and review officer.

     o    Reporting apparent violations to the Chief Compliance Officer.

     o Maintaining a record of any violation, written violation reports and record of any action taken as a result of the violation.

     o Requesting duplicate confirmations and periodic statements for all outside brokerage accounts.

     o Maintaining records of requests for duplicate brokerage confirmations and account statements, and files of duplicate brokerage confirmation and account statements received.

     o    Maintaining file of signed acknowledgement forms.

See "Books and Records," below for the periods of time records are to be retained.

CERTIFICATION

Each Supervised Person of the Companies will be provided a copy of this Policy and must certify in writing no later than 30 days after receipt of the policy, that they have received a copy of this Policy, read and understand all provisions of this Policy, and agree to comply with the applicable terms of this Policy. The Companies will provide any amendments to the Policy and will require all Supervised Persons to certify in writing that they have received, read and understand the amendments. Each year the Chief Compliance Officer or compliance officer designated by the Chief Compliance Officer will conduct an annual meeting with all Supervised Persons of TIM and TSC to review the Policy and will require all Supervised Persons to annually certify that they have read, understood and complied with the Policy, that they have made all of the reports required by the Policy and have not engaged in any prohibited conduct.

REPORTING VIOLATIONS

All Supervised Persons are required to promptly report any actual, apparent or suspected violations of the Policy to the Chief Compliance Officer. If the Chief Compliance Officer or another compliance officer is not available the individual should report the violation to their immediate supervisor who is then responsible for reporting it to the Chief Compliance Officer. All reports will be treated confidentially to the extent permitted by law and investigated promptly.

SANCTIONS

Upon discovering a violation of this Policy, each Company may impose such sanctions as it deems appropriate, including, but not limited to, a letter of censure, fine, suspension or termination of the violator's employment.

DISCLOSURE

TIM will disclose in its ADV Part II if TIM, or its supervised persons, may buy or sell for themselves securities that TIM has also recommended to its Investment Clients, including restrictions, internal procedures, or disclosures that are used by TIM to address any conflicts of interest in these transactions.

REPORTING TO COMPANY PRESIDENTS, THE BOARD OF TRUSTEES, AND INVESTMENT COMPANIES

The Chief Compliance Officer shall periodically report to the President of TIM any waivers granted with respect to the prohibition of redemptions of Investment Company shares within 30 days of purchase. The Chief Compliance Officer also shall periodically report to the Trustees of Thornburg Investment Trust any such waivers with respect to redemptions of the Trust's shares.

The Chief Compliance Officer shall provide a written report to the Trustees of Thornburg Investment Trust at least annually. The report shall (i) describe any significant issues arising under this Policy since the last report, including but not limited to, any material violations of this Policy and any sanctions imposed, and (ii) certify that the Trust, TIM, and TSC have each adopted procedures reasonably necessary to prevent violations of this Policy.

The Chief Compliance Officer shall provide a written report to Investment Companies other than the Trust for which TIM acts as investment adviser or sub-adviser, at least annually. The report shall (i) describe any significant issues arising under this Policy since the last report, including but not limited to, any material violations of this Policy and any sanctions imposed, and (ii) certify that TIM has adopted procedures reasonably necessary to prevent violations of this Policy.

ANNUAL REVIEW

Pursuant to the review requirements of Rule 206(4)-7 under the Advisers Act and Rule 38a-1 under the Investment Company Act, the Chief Compliance Officer shall conduct a periodic review, no less often than annually, of the adequacy of the Policy and the effectiveness of its implementation.

RECORDKEEPING

In its books and records the Compliance Department will:

     o Retain a copy of each version of this Policy that has been in effect at any given time.

     o Retain a record of any violations of this Policy, written violation reports and any action taken as a result of the violation.

     o Maintain Holdings and Transaction Reports and Statements of Outside Brokerage Activity that are filed, including backup documentation.

     o Maintain copies of duplicate brokerage confirmations and account statements received and requests made.

     o Maintain Request for prior Clearance for Securities Transaction forms, and any backup documentation, and waivers granted.

     o    Maintain copies of Restricted Lists.

     o    Maintain lists of Access Persons and Registered Representatives

     o Maintain schedule of report filing dates, reminders and sanctions imposed.

     o Maintain copies of reports to the Chief Compliance Officer, the Trust, the President and to Investment Company Clients.

     o    Maintain a record of persons designated as filing and review officers.

     o Maintain sign in sheet and material distributed at the annual review meetings.

     o    Retain signed certification forms.

For the first two years these items will be stored in a designated area at TIM's principal place of business; after the two year period they may be moved and stored offsite, where the records will be retained as required by law or applicable regulations.

GLOSSARY OF TERMS

"ACCESS PERSON" means:

         i. Any Trustee, director, officer or partner of any of the Companies.

         ii. Any Supervised Person:

                  A. Who has access to nonpublic information regarding any Investment Client's purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Investment Company Client, or

                  B. Who makes, participates in or is involved in (or whose functions relate) to making securities recommendations with respect to any Investment Client's purchase or sale of Securities, or who has access to such recommendations that are nonpublic.

         iii. Individuals who are registered with the FINRA as an associated person of Thornburg Securities Corporation.

         iv. Any director, officer, general partner or employee of any company in a Control relationship with any of the Companies who, in connection with their regular functions or duties, make, participate in, or obtain information regarding the purchase or sale of Securities by any Investment Client, or whose functions relate to the making of any recommendations with respect to those purchases or sales.

         v. Any natural person who is in a Control relationship with any of the Companies and who obtains information concerning recommendations made to any Investment Client with regard to the purchase or sale of Securities by the Investment Client.

"AUTOMATIC INVESTMENT PLAN" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

"BENEFICIAL OWNERSHIP" shall be interpreted in accordance with Rule 16a-1(a)(2) under the Securities Exchange Act of 1934.

"BLACKOUT EXEMPTION": If approval for the proposed transaction is not granted because it does not meet the conditions of the Blue Chip exemption, approval may still be granted if:

     (1) there has not been a transaction in the opposite direction of the proposed transaction for an Investment Client within the previous 7 days; and

     (2)  there are no pending trades for the Security; and

     (3) it is not expected that the Security will be purchased or sold for an Investment Client within the next 7 days in the same direction as the proposed transaction.

"BLUE CHIP EXEMPTION": Transactions by an Access Person involving Securities on the Restricted List are prohibited unless the following conditions are met:

     (1)  the issuer has a market capitalization greater than $2 billion; and

     (2) the proposed transaction involves less than $50,000 of the issuer's Securities.

"CHIEF COMPLIANCE OFFICER" means the chief compliance officer for TIM.

"COMPLIANCE DEPARTMENT" means TIM's compliance department.

"CONTROL" shall be interpreted in accordance with Section 2(a)(9) of the Investment Company Act of 1940.

"FAMILY MEMBER" means any individual who is a member of a Supervised Person's immediate family or other person who lives in the Supervised Person's household.

"FUND" means any series of Thornburg Investment Trust.

"INDEPENDENT TRUSTEE" means a Trustee who is not an "interested person" of the Trust within the meaning of Section 2(a)(19) of the Investment Company Act of 1940.

"INITIAL PUBLIC OFFERING" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

"INVESTMENT CLIENT" means (1) any Investment Company or series thereof or any component of such series for which TIM is an investment adviser or investment sub-adviser; or (2) any private accounts owned by any person for whom TIM is an investment adviser or investment sub-adviser; (3) any customer of TSC.

"INVESTMENT COMPANY" means a company registered as such under the Investment Company Act of 1940, including but not limited to, open-end mutual funds, close-end mutual funds, and unit investment trusts, but does not include a money market mutual fund.

"LIMITED OFFERING" means an offering exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof, or pursuant to Rule 504, Rule 505 or Rule 506 adopted thereunder.

"PRIVATE FUND" means an investment vehicle the securities of which are not registered under the Securities Act of 1933 and which is excluded from the definition of an "investment company" under Section 3(c)(1) or 3(c)(7) of the Investment Company Act of 1940.

"PURCHASE OR SALE OF A SECURITY" includes, among other things, the writing of an option to purchase or sell a Security.

"SECURITY" or "SECURITIES" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act of 1940, except that it shall not include direct obligations of the U.S. Government, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, shares issued by unit investment trusts, and shares in "money market" mutual funds.

"SUPERVISED PERSON" means any director, managing director, officer (or other person occupying a similar status or performing functions similar to any of those persons) and employees, and any other persons who provide advice on behalf of any of the Companies relating to the purchase or sale of shares by an Investment Client and who are subject to any of the Companies' supervision and control.

"TRUST" means Thornburg Investment Trust.

"TRUSTEE" means a Trustee of the Trust

HISTORY: INITIAL POLICY ADOPTED FEBRUARY 1, 2005. REVISED ON MARCH 21, 2005. REVISED APRIL 19, 2006. REVISED ON FEBRUARY 1, 2008. REVISED APRIL 1, 2008 AND EFFECTIVE THE SAME DATE.

THIS POLICY HAS BEEN SEPARATELY ADOPTED BY THORNBURG INVESTMENT MANAGEMENT, THORNBURG INVESTMENT TRUST, AND THORNBURG SECURITIES CORPORATION.